UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 16, 2009

BearingPoint, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31451 (Commission File Number)	22-3680505 (IRS Employer Identification No.)
100 Crescent Court, Suite 700
Dallas, TX 75201
(Address of principal executive offices)
Registrant’s telephone number, including area code (214) 459-2770

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership
As previously disclosed, on February 18, 2009 (the “Commencement Date”), BearingPoint, Inc. (the "Company”) and certain of its domestic U.S. subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court”) (Case No. 09-10691). Since the Commencement Date, the Company has completed the sales of substantially all of its businesses and assets to a number of parties and is pursuing sales of its remaining businesses and assets. As a result, the Company filed the Second Amended Joint Plan Under Chapter 11 of the Bankruptcy Code, which was subsequently modified by the Modified Second Amended Joint Plan Under Chapter 11 of the Bankruptcy Code, dated December 17, 2009 (the "Plan”), and a proposed disclosure statement related to the Plan (the “Disclosure Statement”) with the Bankruptcy Court on October 5, 2009. On November 4, 2009, the Bankruptcy Court approved the Disclosure Statement.
On December 22, 2009, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the Plan. The Company anticipates that the effective date of the Plan will be on or about December 29, 2009 (the “Effective Date”). A copy of the Plan as confirmed by the Bankruptcy Court and the Confirmation Order are attached hereto as Exhibits 2.1 and 99.1, respectively, and are incorporated herein by reference.
Summary of the Plan
The following is a summary of the material terms of the Plan, as confirmed by the Bankruptcy Court. This summary is qualified in its entirety by reference to the Plan. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan.
The Plan is a liquidating plan. The Plan provides, among other things, that (i) all, or substantially all, of the Debtors’ assets will be transferred to a liquidating trust (the "Liquidating Trust”) for the benefit of the Debtors’ creditors, (ii) the holders of certain unsecured claims will receive beneficial interests (the “Beneficial Interests”) in the Liquidating Trust that will entitle such holders to receive distributions from the Liquidating Trust and (iii) all existing equity interests in the Company will be terminated and holders of equity interests will receive no distribution under the Plan.
Assets of the Debtors’ estates will be reduced to cash and distributed by the Liquidating Trust. Other than Administrative Expense Claims, Professional Compensation and Reimbursement Claims, Claims of the Debtors’ current and former employees on account of their paid time off, and Priority Tax Claims (collectively, the “Unclassified Claims”), the claims and interests in the Company are divided into nine classes. The Plan provides for payment in full of the Unclassified Claims, and of Allowed Claims in Priority Non-Tax Claims (Class 1), Secured Tax Claims (Class 2) and Other Secured Claims (Class 3) and the distribution of Benenficial Interests to holders of Series C Noteholder Claims (Class 4(a)), FFL Noteholder Claims (Class 4(b)), Junior Noteholder Claims (Class 5) and General Unsecured Claims (Class 6). The Beneficial Interests will entitle holders thereof to receive their pro rata share of distributions from the Liquidating Trust and will enforce the contractual subordination between the Series C Noteholder Claims and the FFL Noteholder Claims, on the one hand, and the Junior Noteholder Claims. Holders of Other Subordinated Claims (Class 7) will not receive any distribution under the Plan. Holders of Equity Interests (Class 8) will not be entitled to, and shall not receive or retain, any property or interest in property under the Plan.
Immediately prior to the confirmation of the Plan, the Company had approximately 4,416,987 issued and outstanding shares of common stock, par value $0.01 per share (“Common Stock”). All Equity Interests of the Company (including all outstanding shares of Common Stock, preferred stock purchase rights, options, warrants or contractual or other rights to acquire any equity interests) will be cancelled and extinguished on the Effective Date.

Information regarding the assets and liabilities of the Company is included in the Monthly Operating Report for the month ended October 31, 2009, which is attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 3, 2009 and incorporated herein by reference.
Item 3.03. Material Modification to Rights of Security Holders
Pursuant to the Plan, all Equity Interests of the Company (including all outstanding shares of Common Stock, options, warrants or contractual or other rights to acquire any equity interests) will be cancelled and extinguished on the Effective Date.
In addition, the Company intends to file a Form 15 with the Securities and Exchange Commission to terminate the registration of its Common Stock and its Series A Junior Participating Preferred Stock Purchase Rights. The Company’s reporting obligations under the Securities Exchange Act of 1934 will subsequently be suspended.
Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 16, 2009, in conjunction with Mr. John DeGroote’s anticipated appointment as the Trustee of the Liquidating Trust effective as of the Effective Date of the Plan, the Board of Directors of the Company terminated Mr. DeGroote as President, Chief Legal Officer and Secretary of the Company, effective as of the Effective Date.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

EXHIBIT
NUMBER	DESCRIPTION

2.1	Second Amended Joint Plan of BearingPoint, Inc. and its Subsidiaries under Chapter 11 of the Bankruptcy Code, as confirmed by the Bankruptcy Court on December 22, 2009.

99.1	Confirmation Order.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2009	BearingPoint, Inc.
	By:	/s/ John DeGroote
John DeGroote
President

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